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                                                                   EXHIBIT 10.35

                 THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
                 ----------------------------------------------


         This Third Amendment to Loan and Security Agreement (the "AMENDMENT") is made on July 9, 2001 by GMAC Business Credit, LLC ("LENDER") and ROCKY SHOES & BOOTS, INC. and LIFESTYLE FOOTWARE, INC. ("BORROWERS").

                                    RECITALS

         A. Borrowers and Lender entered into a Loan and Security Agreement dated September 18, 2000 (as amended from time to time, including by this Amendment, the "LOAN AGREEMENT"). Capitalized terms used in this Amendment shall have the meanings set forth in the Loan Agreement unless otherwise defined in this Amendment.

         B. Borrowers and Lender wish to amend the Loan Agreement as set forth below.

         THEREFORE, in consideration of the mutual promises and agreements of the parties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

                              TERMS AND CONDITIONS

         1. Section 1(a) of the Loan Agreement is amended in its entirety to read as follows:

         (a) A revolving line of credit (the "REVOLVING LOANS") up to the lesser of the "Borrowing Base" (defined below) or $56,000,000.00 minus the from time-to-time principal balance of the Term Loan (the "REVOLVING ADVANCE LIMIT"). The Borrowing Base is initially
              (i) 80% of the aggregate outstanding amount of Eligible Accounts PLUS (ii) 41% of the aggregate value of raw materials that are Eligible Inventory PLUS (iii) from May 1 through October 31 of each year, 82% of the aggregate value of Retail Inventory which is Eligible Inventory and 76% of the aggregate value of finished goods that are Eligible Inventory; PLUS (iv) from November 1 of each year through April 30 of the succeeding year, 75% of the aggregate value of Retail Inventory which is Eligible Inventory and 72% of the aggregate value of finished goods that are Eligible Inventory, PLUS (v) 18% of the aggregate value of work in process which is Eligible Inventory, MINUS (vi) the Dilution Reserve MINUS
              (vii) the Availability Reserve. Notwithstanding the



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              foregoing, (A) aggregate advances against Eligible Inventory shall not exceed $27,500,000 during the period of May through October of each year and $23,000,000 during other periods, (B) aggregate advances against Eligible Inventory in Puerto- Rico shall not exceed $2,000,000 at any time, (C) aggregate advances against raw materials that are Eligible Inventory shall not exceed $10,000,000 at any time, (D) aggregate advances against Proprietary Boxes (which are part of raw materials) which are Eligible Inventory shall not exceed the lesser of 5% of the aggregate value of raw material Inventory or $350,000, (E) aggregate advances against work in process that is Eligible Inventory shall not exceed $1,000,000, (F) during the period June I through September 30 of each year, In-transit Inventory that otherwise qualifies as Eligible Inventory will be treated for Borrowing base purposes as if the same were finished goods in a Borrower's possession; provided that advances against In-transit Inventory shall not exceed $4 million, and (G) advance rates against Eligible
              Inventory will be adjusted semi-annually in September and March of each year upon Lender's receipt of updated appraisals such that the applicable advance rate is equal to 90% of the appraised net orderly liquidation value of the applicable type or category of Inventory, based on appraisals reasonably acceptable to Lender.

         2. The definition of Availability Reserve in Section 2 of the Loan Agreement is amended in its entirety to read as follows:

              "Availability Reserve" means $1,5 million through October 31, 2001 and $3 million thereafter; PROVIDED, HOWEVER, if after receipt of Borrower's fiscal 2001 audited financial statement, no Event of Default has occurred and is continuing, the Availability Reserve will be reduced to zero.

         3.   The following definition is added to Section 2 of the Loan
              Agreement:

              "In-transit Inventory" means finished goods Inventory for which a Borrower has paid the full purchase price (or issued a letter of credit for the full purchase price), which is in the possession of a common carrier or other shipper acceptable to Lender and which is evidenced by documentation acceptable to Lender.

         4. Subsection 5 of the definition of Eligible Inventory in Section 2 of the Loan Agreement is amended in its entirety to read as follows:

              (5) Except for In-transit Inventory, the Inventory is in a Borrower's possession, and if the Inventory is located on promises not owned by a Borrower, the landlord or owner of such premises must have waived its distraint, lien, and similar rights with respect to such Inventory and must have agreed in a written agreement in form reasonably satisfactory to Lender.

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         5.   The following is added as subpart 14 of the definition of Eligible
              Inventory:

              (14) If the Inventory is In-transit Inventory, the Inventory is insured on terms acceptable to Lender and all such insurance policies and proceeds. are assigned to Lender.


         6. Upon execution of this Amendment, Borrowers shall pay Lender an amendment fee of $25,000.00 which will be fully earned on the date of this Amendment and may be charged to Borrowers' Revolving Loans.

         7. Except as amended by this Amendment, all the terms and conditions in the Loan Agreement remain in full force and effect.

         8. This Amendment constitutes the entire agreement of the parties in connection with the subject matter of this Amendment and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

         9. Borrowers and the signatory noted below represent that all necessary corporate action to authorize Borrowers to enter into this Amendment has been taken, including, without limitation, board of directors approval and resolutions necessary to authorize Borrowers' execution of this Amendment.

         10. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of such counterparts together shall constitute but one and the same agreement.


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         11.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan.

GMAC BUSINESS CREDIT, LLC           ROCKY SHOES & BOOTS, INC.



By: /S/ Kathryn Williams                  By:      /s/ David Fraedrich
    --------------------------------         -----------------------------------
Print Name: Kathryn Williams                    David Fraedrich
            ------------------------            Executive Vice President
Title:   Vice President
       -----------------------------

LIFESTYLE FOOTWEAR, INC.



By:      /s/ David Fraedrich
   ---------------------------------
      David Fraedrich
      Executive Vice President


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